EXHIBIT 99.1

NEWS RELEASE

CONTACT:

Bob Aronson
Director of Investor Relations
800-579-2302
(baronson@stagestores.com)

FOR IMMEDIATE RELEASE

STAGE STORES REPORTS MARCH SALES

HOUSTON, TX, April 11, 2002 - Stage Stores, Inc. (NASDAQ: STGS) today reported a 14.2% increase in comparable store sales for the five week March period ended April 6, 2002 as compared to the prior year five week March period ended April 7, 2001. Total sales for the March period were $83.4 million this year versus $73.9 million last year, an increase of 12.9%. The Company operated 342 stores during most of March 2002 while it operated 347 stores during most of March 2001.

Comparable store sales for March 2002 benefited from the fact that the Easter holiday fell into the March period this year while it fell into the April period last year. It is expected that this calendar shift will negatively impact comparable store sales comparisons for April 2002. As a result, the Company currently anticipates that its comparable store sales gain for the entire first quarter will be at the high end of a range from 3% - 6%.

SALES SUMMARY

	Comparable Store Sales Trend			Total Sales
Fiscal Period	% Increase			($ in Millions)
	2002	2001(a)	2001(b)	2002	2001
		(Calendar	(Fiscal	(Fiscal	(Fiscal
		Adj. Basis)	Basis)	Basis)	Basis)
February	6.2%	20.9%	25.1%	$62.5	$59.6
March	14.2	10.9	16.0	83.4	73.9
1st Quarter-To-Date	10.7	15.2	19.9	145.9	133.5

  The 2001 Calendar Adjusted Basis column compares the nine week period starting on February 4, 2001 to the nine week period starting on February 6, 2000.

(b) The 2001 Fiscal Basis column compares the nine week period starting on February 4, 2001 to the nine week period starting on January 30, 2000.

--more--

Stage Stores Reports
March Sales
Page - 2

During the fiscal month, the Company closed one of its three stores in Brownsville, Texas. During April, the Company will open a store in Longview, Texas.

Stage Stores, Inc. brings nationally recognized brand name apparel, accessories, cosmetics and footwear for the entire family to small towns and communities throughout the south central United States. The Company currently operates a total of 341 stores in 13 states under the Stage, Bealls and Palais Royal names.

On the effective date of the Company's Plan of Reorganization, August 24, 2001, Stage Stores, Inc., a Delaware corporation, merged into its wholly-owned subsidiary, Specialty Retailers, Inc. (NV), a Nevada corporation (the "Merger Date"). On the Merger Date, Specialty Retailers, Inc. (NV), the surviving corporation, changed its name to Stage Stores, Inc. For all periods referenced, Stage Stores, Inc. and its predecessor in interest are both referred to above as "Stage Stores" or the "Company".

This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including expectations regarding the rate of improvement in comparable store sales during the first quarter of fiscal 2002. The Company intends forward looking terminology such as "believes", "expects", "may", "will", "should", "anticipates", "plans" or similar expressions to identify forward-looking statements. Such statements are subject to certain risks and uncertainties which could cause the Company's actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, but are not limited to, those described in the Company's Amendment No. 1 to Form 10, as filed with the Securities and Exchange Commission (the "SEC") on December 13, 2001, and other factors as may periodically be described in other Company filings with the SEC.

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